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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1.   Steelcase S.A., a French corporation

2.   AF Steelcase S.A., a Spanish corporation

3.   Steelcase Werndl AG, a German stock corporation

4.   Steelcase Canada Ltd., a Toronto corporation

5.   Design Tex Group Inc., a Michigan corporation

6.   Office Details Inc., a Michigan corporation

7.   Steelcase Financial Services Inc., a Michigan corporation